Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "EXPERTS" in the Registration Statement (Form S-3) and related Prospectus of D.R. Horton, Inc. for the registration of an aggregate maximum total of $600,000,000 of its debt securities, preferred stock, common stock and warrants and to the incorporation by reference therein of our report dated November 12, 1998, with respect to the consolidated financial statements of D.R. Horton, Inc. included in its Annual Report on Form 10-K for the year ended September 30, 1998, filed with the Securities and Exchange Commission.





Fort Worth, Texas
April 12, 1999